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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                           ASV Raises Outlook for 2003
                Net Sales Expectation Increased to $65-72 million
             EPS Expectation Increased to $.43-.49 per diluted share

         Grand Rapids, MN (May 29, 2003) -- ASV, Inc. (Nasdaq: ASVI) today reported it has raised its net sales and earnings expectation for 2003. Based on increased demand for its R-Series Posi-Track products, and increased demand for its rubber track undercarriages used on Caterpillar Inc.'s (NYSE: CAT) Multi Terrain Loaders (MTL), ASV has raised its expected sales to the range of $65-72 million for the twelve months ending December 31, 2003. ASV has also raised its expected earnings to the range of $.43-.49 per diluted share for the twelve months ending December 31, 2003. ASV's previously announced ranges for net sales had been $57-65 million for fiscal 2003 and earnings per share of $.33-.43 per diluted share for fiscal 2003.

         Commenting on the above figures, ASV President Gary Lemke stated "We are pleased to announce the upward revision of our expected sales and earnings for 2003. It appears the marketplace is definitely embracing the rubber track concept, a concept we helped pioneer over 15 years ago. In 2001, construction equipment analyst Charles Yengst estimated the North American market for rubber track loaders would be approximately 4,900 units in the year 2003. We now believe the North American market for rubber track loaders could be in the range of 8,000 to 9,000 units for 2003. We believe our strategic alliance with Caterpillar has positioned ASV well to capitalize on this opportunity for growth."

         With the revision in net sales and earnings for fiscal 2003, ASV is increasing its anticipated net sales for the second quarter of 2003 to the range of $20-22 million. Earnings per share for the second quarter of 2003 are anticipated to be in the range of $.13-.16 per diluted share. ASV will provide further guidance for its anticipated net sales and earnings per share for its third and fourth quarter of 2003 during its second quarter conference call, which is expected to take place on Thursday, July 24, 2003.

         Commenting further on the revision, Lemke states "Our increased expectations now include MTL undercarriage sales to Caterpillar in the range of $39-41 million for the twelve months ending December 31, 2003. This represents an increase of approximately $10 million from our previously announced expectations. In addition, we currently have order backlogs for our RC-50 and RC-100 products totaling approximately $7 million and have hired additional production personnel to satisfy these orders."

         About ASV
         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationships with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.